Filed pursuant to Rule 424(b)(3)
Registration No. 333-155907
PROSPECTUS SUPPLEMENT NO. 1,
DATED MARCH 4, 2011
(To Prospectus dated December 3, 2008)

CHINA DIRECT INDUSTRIES, INC.

174,972 Shares of Common Stock

This prospectus supplement supplements the prospectus of China Direct Industries, Inc. dated December 3, 2008 and should be read in conjunction with the original prospectus.  This prospectus supplement provides updated information on the Selling Security Holders named in original prospectus to reflect recent grants made to affiliates.  This prospectus supplement must be delivered with the prospectus dated December 3, 2008.

SELLING SECURITY HOLDERS

The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws.  These persons will be members of our Board of Directors and/or officers of our company.  Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

At March 2, 2011 there were 35,082,064 shares of our common stock issued and outstanding.  The following table sets forth:

•	the name of each affiliated selling security holder,
•	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,
•	the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus, and
•	the amount of common stock to be owned by each affiliated selling security holder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table.  Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby.  We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

           Persons who receive stock grants under the China Direct, Inc. 2008 Non-Executive Stock Incentive Plan and are deemed affiliates, may affect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period.

Grants may be made to affiliates in the future which we are not able to identify at this time.  Before any of our affiliates sell any of his shares received under the China Direct, Inc. 2008 Non-Executive Stock Incentive Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name and address of selling security holder (1)	Number of shares owned prior to the offering	Shares to be offered	Shares to be owned after offering	% owned after offering
David Barnes (2)	15,500	15,500	0	0%
Sheldon Steiner (3)	59,250	59,250	0	0%
Philip Shen (4)	73,555	73,555	0	0%
Adam Wasserman (5)	26,667	26,667	0	0%
Totals	174,972	174,972

(1)	Except as otherwise noted below, the address of each of the persons shown in the above table is c/o China Direct Industries, Inc., 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441.
(2)
The number of shares beneficially owned by Mr. Barnes includes: 15,500 shares of our restricted common stock which vests 7,750 shares on February 28, 2011 and 7,750 shares on May 28, 2011. Mr. Barnes is a member of our board of directors.

(3)
The number of shares beneficially owned by Mr. Steiner includes: 43,750 shares of our common stock presently outstanding and 15,500 shares of our restricted common stock which vests 7,750 shares on February 28, 2011 and 7,750 shares on May 28, 2011. Mr. Steiner is a member of our board of directors.

(4)
The number of shares beneficially owned by Dr. Shen includes: 58,055shares of our common stock presently outstanding and 15,500 shares of our restricted common stock which vests 7,750 shares on February 28, 2011 and 7,750 shares on May 28, 2011. Dr. Shen is a member of our board of directors.

(5)
The number of shares beneficially owned by Mr. Wasserman includes: 14,667 shares of our common stock presently outstanding and 12,000 shares of our restricted common stock which vests 6,000 shares on February 28, 2011 and 6,000 shares on May 28, 2011. Mr. Wasserman is a member of our board of directors.

The date of this Prospectus Supplement is March 4, 2011